Exhibit 99.1

Chaparral Energy Appoints Earl Reynolds President and Chief Operating Officer
And Richard Parma Vice President – Corporate Reserves/GIS

Co-Founder Mark Fischer Continues as
Chairman of the Board of Directors and Chief Executive Officer

OKLAHOMA CITY -- Chaparral Energy Inc., an independent oil and natural gas production and exploration company, announced the promotion today of the Company’s Chief Operating Officer (COO) and Executive Vice President, K. Earl Reynolds, to President and COO, and the Company’s Associate Vice President – Corporate Reserves/GIS, Richard Parma, to Vice President – Corporate Reserves/GIS.  The Company’s co-founder, Mark Fischer, will continue as Chairman of the Board of Directors and Chief Executive Officer.

“Earl has made significant contributions to our success and growth since joining the Company in February 2011 and has been instrumental in transitioning the Company to an active driller in horizontal resource plays,” Fischer said. “I have no doubt that his leadership will continue to serve as a springboard to facilitate continued growth in the years ahead”.

Reynolds came to Chaparral after a distinguished 10 year career at Devon Energy where he was actively involved in strategic planning and international operations.  Prior to joining Devon Energy, Reynolds held several key management positions with Burlington Resources and Mobil Oil.   He earned a Master of Science degree in Petroleum Engineering from the University of Houston and a Bachelor of Science degree in Petroleum Engineering from Mississippi State University.

Richard Parma has been with Chaparral since 2009 and was promoted effective January 1 to Vice-President of Corporate Reserves/GIS.    Fischer stated that “Rich’s knowledge base in petroleum engineering, reserves management and technology management has enhanced our capital allocation and reserve estimation processes.”  Prior to joining Chaparral, Parma held management positions at Edge Petroleum Corporation after starting his career as a Production Engineer for Texaco E&P, Inc.  Parma holds a Bachelor of Science degree in Chemical Engineering from the University of Tulsa and a Master of Science degree in Petroleum Engineering from the University of Houston.

About Chaparral Energy

Founded in 1988, Chaparral Energy is an independent oil and natural gas exploration and production company headquartered in Oklahoma City and is one of the largest oil producers in the State.  In recent years, the Company has capitalized on its sustained success in the active Mid-Continent area expanding its holdings to become a leading player in the both the liquids-rich Northern Oklahoma Mississippian and the oil-rich Panhandle Marmaton plays.  In addition, the Company has a leadership position in CO2 Enhanced Oil Recovery (EOR) and is now the third largest CO2 EOR producer in the United States based on the number of active projects.  This position is underscored by its activity in the North Burbank Unit in Osage County, Oklahoma which is the single largest oil recovery unit in the State.